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                                                                   Exhibit 10.59


                              EMPLOYMENT AGREEMENT


     THIS EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into as of July 18, 1997, by and between MST Enterprises, Inc. (d/b/a Equipco Sales & Rentals), a Virginia corporation (the "Company") and Marc S. Trubitz (the "Executive").

     In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1. Employment. The Company shall employ the Executive, and the Executive hereby accepts employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning on the date hereof and ending as provided in Section 4 hereof (the "Employment Period").

     2. Position and Duties.

     (a) During the Employment Period, the Executive shall serve as the President of the Company and shall have the normal duties, responsibilities and authority of a President, subject to the overall direction and authority of the Company's Chief Executive Officer and the Company's board of directors (the "Board"). Executive shall perform the services hereunder primarily within a 100-mile radius of the Company's current business premises in Harrisonburg, Virginia, which shall be Executive's principal office and Executive shall not be required to move such principal office outside of Harrisonburg, Virginia without his consent.

     (b) The Executive shall report to the Company's Chief Executive Officer (or to such other person as the Company's Chief Executive Officer may reasonably designate), and the Executive shall devote his best efforts and substantially all of his business time and attention to the business and affairs of the Company; provided, that Executive may make and manage personal investments, engage in outside noncompetitive business activities, act as a director and engage in other activities for any charitable, educational, or other non-profit institution, if such investments and activities do not interfere with the performance of Executive's duties hereunder. It is acknowledged by the Company that Executive has disclosed that Executive is a legal resident of the state of Florida and travels there frequently.
Therefore, the Company acknowledges that Executive's work schedule shall be flexible and that Executive shall be required to be at the business premises during regular working hours no more frequently than was Executive's practice in calendar year 1996, all as previously discussed and agreed to by and between Executive and Kevin Rodgers, all without reduction of Executive's Base Salary, benefits, bonus, or other compensation and Executive's time away from the business premises shall be taken when reasonably deemed appropriate by Executive. The Executive shall perform his duties and responsibilities to the best of his abilities in a diligent, trustworthy, businesslike and efficient manner.






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     3. Base Salary and Benefits.

     (a) During the Employment Period, the Executive's base salary shall be $100,000 per annum (the "Base Salary"), which salary shall be payable in regular installments in accordance with the Company's general payroll practices, but in no event less frequently than monthly, and shall be subject to customary withholding. In addition, during the Employment Period, the Executive shall be entitled to participate in all of the Company's employee benefit programs for which the senior executive employees of the Company are generally eligible. The Company agrees that, during the Employment Period, the health and hospitalization benefits provided by the Company to which Executive shall be entitled to participate shall be no less favorable, and the expense to Executive shall be no greater, than were available to Executive immediately prior to the date hereof.

     (b) The Company shall reimburse the Executive for all reasonable expenses incurred by him in the course of performing his duties under this Agreement which are consistent with the Company's policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company's normal requirements with respect to reporting and documentation of such expenses.

     (c) In addition to the Base Salary, the Executive will be eligible to earn an annual bonus of up to 45% of his Base Salary to be calculated in the manner set forth on Exhibit A attached hereto.

     4. Term.

     (a) The Employment Period shall terminate upon the first anniversary of the date hereof, unless earlier terminated (i) by the Executive's death or Total Disability, (ii) by the Executive's resignation in the absence of a Constructive Termination Event, or by the Company for Cause or (iii) by the Company other than for Cause or by the Executive resigning as a result of a Constructive Termination Event.

     (b) If the Employment Period is terminated pursuant to clause (a)(i) above, the Executive shall be entitled to receive his Base Salary through the date of termination plus any bonus awarded, earned, which accrues or becomes payable or which would have been earned prior to the first anniversary of the date hereof but for such termination, prorated to the date of termination. If the Employment Period is terminated pursuant to clause (a)(ii) above, the Executive shall be entitled to receive his Base Salary through the date of termination and all of the Executive's right to fringe benefits and bonuses hereunder (if any) which accrue or become payable after the termination of the Employment Period shall cease upon such termination pursuant to clause (a)(ii). If the Employment Period is terminated pursuant to clause (a)(iii) above, the Executive shall be entitled to receive his Base Salary through the first anniversary of the date hereof, plus any bonus awarded, earned, which accrues or becomes payable or which would have been earned prior to the first anniversary of the date hereof but for such termination.

     (c) For purposes of this Agreement, "Cause" shall mean (i) the commission of a felony or any other material act or omission involving dishonesty or fraud with respect to the





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Company or any of its subsidiaries or any of their customers or suppliers, (ii)
any willful or wanton misconduct which brings the Company or any of its subsidiaries into substantial public disgrace or disrepute, (iii) willful, substantial and repeated failure to perform duties as reasonably directed by the Board, (iv) breach by Executive of the Noncompetition Agreement, dated as of the date hereof, by and among National Equipment Services, Inc., the Executive and others, or (v) any other knowing and material breach of this Agreement.

     (d) For purposes of this Agreement, "Total Disability" shall mean the inability of Executive, by reason of illness or physical or mental disability, to perform any of the customary duties of his employment for either (i) one continuous period of two months, or (ii) a total of three months out of any six consecutive months, in which event the Company shall have the right to terminate Executive's employment hereunder by giving Executive thirty (30) days' written notice to that effect. The determination of Executive's Total Disability shall be made by Executive's regular treating physician. If the Company disagrees with the conclusion of said physician, it may engage a second physician to examine Executive. If these physicians disagree, then the parties shall select a third physician to examine Executive, in which event their majority opinion shall be conclusive. In such a case, the termination of employment shall be effective on the date specified in such notice.

     (e) For purposes of this Agreement, "Constructive Termination Event" shall mean a material breach by the Company of the terms of this Agreement which is not cured by the Company within fifteen (15) days after receipt of written notice from Executive of such breach, action by the Company which is directed at the Executive specifically and not at all employees generally and which has the effect of significantly reducing the Executive's employment responsibilities, authority, or the accommodations in which the Executive performs his job, or the nonpayment by the Company of compensation due and owing to Executive under this Agreement, which has not been cured by the Company within fifteen (15) days of receipt of written notice from the Executive that such nonpayment has occurred.

     5. Executive's Representations. The Executive hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by the Executive do not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which the Executive is a party or by which he is bound,
(ii) the Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of the Executive, enforceable in accordance with its terms. The Executive hereby acknowledges and represents that he has consulted with independent legal counsel regarding his rights and obligations under this Agreement and that he fully understands the terms and conditions contained herein.

     6. Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when personally delivered or received by certified mail, return receipt requested, or sent by guaranteed overnight courier service. Notices, demands and communications will be sent to parties hereto at the addresses indicated below:





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     Notices to the Executive:

     Marc E. Trubitz
     110 Pleasant Valley Road
     Harrisonburg, Virginia 22801

     With a Copy to:

     James L. Turner, Esquire
     Williams, Parker, Harrison, Dietz & Getzen
     200 South Orange Avenue
     Sarasota, Florida 34236

     Notices to the Company:

     MST Enterprises, Inc.
     c/o National Equipment Services, Inc.
     1800 Sherman, Suite 100
     Evanston, Illinois  60201
     Attn.:  Kevin P. Rodgers

     With a copy to:

     Kirkland & Ellis
     200 East Randolph Drive
     Chicago, Illinois  60601
     Attn.:  Sanford E. Perl

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party.

     7. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

     8. Complete Agreement. This Agreement, those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.




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     9. No Strict Construction.  The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

     10. Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

     11. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by the Executive, the Company and their respective heirs, successors and assigns, except that the Executive may not assign his rights or delegate his obligations hereunder without the prior written consent of the Company.

     12. Choice of Law; Venue; Attorneys' Fees. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of Virginia, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Virginia or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Virginia. The parties agree that any controversy, claim, or dispute arising out of or relating to the terms and conditions of this Agreement shall be settled by litigation initiated in a federal or state court having a situs in the county for Harrisonburg, Virginia. The parties consent to the jurisdiction of these courts for this purpose. The prevailing party shall be entitled to all costs (including reasonable attorneys' fees and expenses) resulting from such dispute or controversy.

     13. Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and the Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.


                             *    *    *    *    *





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     IN WITNESS WHEREOF, the parties hereto have executed this Employment
Agreement as of the date first written above.


                                    MST ENTERPRISES, INC. (d/b/a EQUIPCO SALES
                                    & RENTALS)



                                    By:   /s/ Kevin Rodgers
                                          ----------------------
                                    Its:  CEO
                                          ----------------------




                                    /s/ Marc S. Trubitz
                                    -----------------------------
                                    Marc S. Trubitz


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                                                                       EXHIBIT A
July 17, 1997

Mark Trubitz
President
EQUIPCO
110 Pleasant Valley Road
Harrisonburg, VA 22801


RE: BONUS PLAN FOR 12 MONTHS ENDING AUGUST 31, 1998

Set forth below is your bonus plan for the 12 month period beginning August 1, 1997 and ending July 31, 1998. The plan assumes that NES' acquisition of EQUIPCO is concluded sometime during July 1997.

The bonus plan has three levels of probability: MAXIMUM; TARGET; and THRESHOLD. The thought behind the plan is to set a MAXIMUM goal that has a reasonable probability of being earned in 3 out of 10 years. The TARGET goal should be earned in 6 out of 10 years and the THRESHOLD goal should be earned in 8 out of 10 years.

Your MAXIMUM bonus will be 45% of base salary with a TARGET of 30% and a THRESHOLD of 15%. The bonus will be based on EBITDA (earnings before income taxes, depreciation and amortization) growth calculated over the trailing 12 months for the period ending July 31, 1997, based on OCBOA consistently applied. The MAXIMUM, TARGET and THRESHOLD amounts would be as follows based on a base pay of $100,000.


                    MAXIMUM bonus at 45%      $45,000
                    TARGET bonus at 30%       $30,000
                    THRESHOLD bonus at 15%    $15,000


The bonus for performance falling anywhere among the three levels will be adjusted on a pro rata basis. Of course, the budget will be flexed for new acquisitions and significant, unbudgeted projects, i.e., approved start ups.
An amount representing the estimated bonus payable under this plan (as well as any others affecting EQUIPCO employees) must be accrued just like any other expense. For example, in order for the MAXIMUM bonus level to be achieved, the EBITDA target must be met or exceeded after the proper accrual is made for any amounts earned under EQUIPCO's bonus plans.

The bonus will be paid within thirty (30) days of the close of the 12 month period ending July 31, 1998.

EBITDA BUDGET

The bonus will be determined based on the EBITDA achieved from existing operations for the 12 month period ending July 31, 1998. The MAXIMUM bonus for this component shall be paid upon achieving an EBITDA equal to the trailing 12 month EBITDA (for the period ending July 31, 1997)


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plus 20%; TARGET bonus at EBITDA plus 15% and THRESHOLD bonus at EBITDA plus
10%. The EBITDA shall be measured before head office charges or fees, if any, from NES.

Based on your base pay of $100,000, your bonus for EBITDA performance would be determined as follows:


      MAXIMUM bonus if EBITDA for                     $45,000
      8/1/97-7/31/98 equals or exceeds 120%
      of EBITDA for 8/1/96-7/31/97

      TARGET bonus if EBITDA for 8/1/97-              $30,000
      7/31/98 equals or exceeds 115% of
      EBITDA for 8/1/96-7/31/97

      THRESHOLD bonus if EBITDA for                   $15,000
      8/1/97-7/31/98 equals or exceeds
     100% of EBITDA for 8/1/96-7/31/97


We all are looking forward to a long lasting and mutually beneficial relationship


Very truly yours,





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